Exhibit 99.1

PRESS RELEASE

CRESCENT ANNOUNCES SECOND QUARTER 2003 RESULTS

FORT WORTH, TEXAS, August 5, 2003—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the second quarter 2003. Funds from operations (“FFO”) for the three months ended June 30, 2003 were $36.4 million, or $0.31 per share and equivalent unit (diluted). FFO for the six months ended June 30, 2003 were $77.9 million or $0.67 per share and equivalent unit (diluted). These compare to FFO of $53.2 million or $0.45 per share and equivalent unit (diluted), for the three months ended June 30, 2002 and $117.3 million or $0.99 per share and equivalent unit (diluted) for the six months ended June 30, 2002. FFO is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies. A reconciliation of FFO to GAAP net income for the Company is included in the financial statements accompanying this press release.

Net loss to common shareholders for the three months ended June 30, 2003 was ($6.1) million, or ($0.06) per share (diluted). Net loss to common shareholders for the six months ended June 30, 2003 was ($25.4) million or ($0.26) per share (diluted). This compares to net income available to common shareholders of $6.7 million or $0.07 per share (diluted), for the three months ended June 30, 2002 and $17.3 million or $0.17 per share (diluted), for the six months ended June 30, 2002.

According to John C. Goff, Chief Executive Officer, “Our second quarter FFO of $.31 per share was below our expected range of $.38 to $.42 per share. In the second quarter, we had anticipated closing the sale of a commercial land parcel in downtown Houston, realizing $.08 per share in FFO. The sale was finalized in July 2003; therefore, the $.08 per share in FFO will be recorded in the third quarter. For the second quarter, our office segment was on plan, while our resort and residential segments were $.01 and $.02 per share below plan, respectively. While we are seeing signs of economic recovery, we are cautious about its timing. Accordingly, we have revised our 2003 FFO guidance to $1.55 to $1.80 per share, reflecting a delayed recovery and lower than anticipated job growth. Specifically, our revised guidance reflects lower levels of leasing in Dallas and Denver and potentially reduced residential lot sales for the year, primarily at Desert Mountain. This compares to the lower end of our previous guidance of $1.80 per share.”

On July 15, 2003, Crescent announced that its Board of Trust Managers had declared cash dividends of $.375 per share for Common, $.421875 per share for Series A Convertible Preferred, and $.59375 per share for Series B Redeemable Preferred. The dividends are payable August 15, 2003, to shareholders of record on July 31, 2003.

BUSINESS SECTOR REVIEW

Office Sector (67% of Gross Book Value of Real Estate Assets as of June 30, 2003)

Operating Results

Office property same-store net operating income (“NOI”) declined 12.9% for the three months ended June 30, 2003 over the same period in 2002. Average occupancy for these properties for the three months ended June 30, 2003 was 84.9% compared to 90.0% for the same period in 2002. As of June 30, 2003, the overall office portfolio’s leased occupancy was 86.9%, and its economic occupancy was 85.1%. During the three months ended June 30, 2003 and 2002, Crescent received $1.0 million and $0.6 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Office property same-store net operating income (“NOI”) declined 11.5% for the six months ended June 30, 2003 over the same period in 2002. Average occupancy for these properties for the six months ended June 30, 2003 was 84.9% compared to 90.2% for the same period in 2002. During the six months ended June 30, 2003 and 2002, Crescent received $3.0 million and $1.8 million, respectively, of lease termination fees.

The Company leased 1.4 million net rentable square feet during the three months ended June 30, 2003, of which 572,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 14.7% over the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.46 per square foot per year and leasing costs were $1.00 per square foot per year.

The Company leased 2.3 million net rentable square feet during the six months ended June 30, 2003, of which 1.2 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 12.2% over the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.74 per square foot per year and leasing costs were $1.01 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “As expected in the second quarter, our total office economic occupancy declined by 60 basis points, down to 85.1% from 85.7%. While we continue to lease at a good pace, market conditions, particularly in Dallas and Denver, are expected to keep us from seeing any lift in occupancy until next year. Therefore, we expect to end this year at approximately 85.5% economic occupancy or an average economic occupancy of 84.0% to 85.0% for the year.

We signed leases for 1.4 million square feet in the second quarter. Total leases signed that will commence in 2003 are 3.8 million square feet. The weighted average full service rental rate of these signed leases is $21.12 per square foot.

Further, we have approximately 2.2 million total square feet of gross leases expiring by the end of the year. To date, 69% of that expiring space has been addressed – 52% by signed leases and 17% by leases in negotiation. The weighted average full service rental rate for the expirations is $20.85 per square foot.”

Resort and Residential Development Sector (22% of Gross Book Value of Real Estate Assets as of June 30, 2003)

Destination Resort Properties

Same-store NOI for Crescent’s five consolidated resort properties declined 23% for the three months ended June 30, 2003 over the same period in 2002. The average daily rate decreased 3% and revenue per available room increased 4% for the three months ended June 30, 2003 compared to the same period in 2002. Weighted average occupancy was 68% for the three months ended June 30, 2003 compared to 63% for the three months ended June 30, 2002.

Same-store NOI for Crescent’s five consolidated resort properties declined 18% for the six months ended June 30, 2003 over the same period in 2002. The average daily rate and revenue per available room remained flat for the six months ended June 30, 2003 compared to the same period in 2002. Weighted average occupancy was 69% for the six months ended June 30, 2003 and June 30 2002.

“Resort occupancy was up in the second quarter 2003, compared to the second quarter of 2002. However, lower daily rates as well as lower spa and food and beverage revenues continued to impact the same-store NOI performance of Fairmont Sonoma Mission Inn & Spa. As you may also recall, Canyon Ranch Lenox had an extraordinarily profitable second quarter of 2002, which has caused a tough year over year comparison,” stated Alberts.

Upscale Residential Development Properties

Crescent’s overall residential investment generated $5.7 million and $11.0 million in FFO for the three months and six months ended June 30, 2003, respectively. This compares to $12.5 million and $28.0 million in FFO generated for the three months and six months ended June 30, 2002, respectively. The year over year decline for second quarter FFO is attributable to lower lot sales at Desert Mountain in the second quarter of 2003. In addition, both Crescent Resort Development and The Woodlands experienced higher than normal sales volume in the second quarter of 2002.

Investment Sector (11% of Gross Book Value of Real Estate Assets as of March 31, 2003)

Business-Class Hotel Properties

Same-store NOI for Crescent’s four business-class hotel properties decreased 20% for the three months ended June 30, 2003 over the same period in 2002. The average daily rate decreased 1% and revenue per available room decreased 8% for the three months ended June 30, 2003 compared to the same period in 2002. Weighted average occupancy was 70% for the three months ended June 30, 2003 compared to 75% for the three months ended June 30, 2002.

Same-store NOI for Crescent’s four business-class hotel properties decreased 3% for the six months ended June 30, 2003 over the same period in 2002. The average daily rate remained flat and revenue per available room increased 4% for the six months ended June 30, 2003 compared to the same period in 2002. Weighted average occupancy was 73% for the six months ended June 30, 2003 compared to 70% for the six months ended June 30, 2002.

Temperature-Controlled Facilities Investment

Crescent’s investment in temperature-controlled facilities generated $5.1 million and $12.1 million in FFO for the three and six months ended June 30, 2003, respectively. This compares to $5.4 million and $10.8 million of FFO generated for the three and six months ended June 30, 2002, respectively.

EARNINGS OUTLOOK

Crescent will address quarterly and full year 2003 earnings guidance in greater detail in the conference call and presentation scheduled for August 5, 2003. In addition, the Company has provided documentation related to this guidance in its second quarter supplemental operating and financial data report. Refer to the following two paragraphs for details about accessing the conference call, presentation, and the supplemental operating and financial data report.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s second quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s investor relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, August 5, 2003, to discuss the second quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through August 11, 2003 by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 1486256. The webcast and presentation will be available on Crescent’s website for 30 days.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which may continue to be adversely affected by existing real estate conditions (including changes in vacancy rates in a particular market or markets, decreases in rental rates, increased competition from other properties or by a general downturn in the economy);

•	Adverse changes in the financial condition of existing tenants;

•	Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

•	Financing risks, such as the ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the ability to meet financial covenants, the Company’s ability to fund the share repurchase program and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to implement planned operating expense and capital expenditure reductions within anticipated time frames;

•	The ability of the Company to consummate anticipated office acquisitions and investment land and other dispositions on favorable terms and within anticipated time frames;

•	Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy which may further jeopardize the ability of the tenant to pay all current and deferred rent due);

•	The inability of Crescent to complete the distribution to its shareholders of the shares of a new entity to purchase the AmeriCold tenant interest from COPI;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT;

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owned and managed, as of June 30, 2003, a portfolio of 73 premier office properties totaling 29.5 million square feet, located primarily in the Southwestern United States, with major concentrations in Dallas, Houston, Austin and Denver. In addition, the Company has investments in world-class resorts and spas and upscale residential developments.

FOR MORE INFORMATION

Investors: Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086 or Keira B. Moody, Vice President, Investor Relations, (817) 321-1412
Media: Sandra Porter, Director of Public Relations, (817) 321-1460

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